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                                                                    EXHIBIT 99.1

            VENTRO CORPORATION ANNOUNCES NASDAQ REVIEW OF COMPANY'S ELIGIBILITY FOR CONTINUED LISTING ON NASDAQ NATIONAL MARKET

MOUNTAIN VIEW, CALIF.--MARCH 21, 2001--VentroTM Corporation (Nasdaq: VNTR), a business-to-business (B2B) marketplace service provider, today announced that the NASDAQ staff has commenced a review of the Company's eligibility for continued listing on the NASDAQ National Market.

In a letter sent following the filing of Ventro's annual report on Form 10K for the year ended December 31, 2000, the NASDAQ staff determined that the Company's net tangible assets no longer met the minimum $4,000,000 net tangible assets requirement for continued listing on the NASDAQ National Market. NASDAQ staff have invited the Company to submit a plan for achieving compliance with the requirements and also stated that if it is determined following review that the plan does not adequately address the issue then the Company's securities will be delisted. The letter also noted that the Company may appeal any initial determination by the NASDAQ staff or apply to list its securities on the NASDAQ Small Cap Market if it satisfied that Market's listing criteria.

As previously reported, the Company on February 26, 2001 commenced an offer to purchase for cash all of its outstanding 6% Convertible Subordinated Notes Due 2007. The Company is offering $270 per $1,000 principal amount of notes and the offer is currently scheduled to expire on March 23, 2001 unless extended by the Company. The Company believes that, depending on the principal amount of notes tendered and purchased, the Company will recognize a significant gain. This, together with other factors, could bring the Company back into compliance with the minimum net tangible assets requirement of the NASDAQ National Market.

The Company has received correspondence from a group of institutions that have formed the Unofficial Ventro Bondholders Committee in response to Ventro's offer to purchase its notes. The Unofficial Committee has told the Company that it represents the holders of a substantial majority of the outstanding notes and that it wishes to negotiate with the Company to improve the terms of the offer to purchase. The Company currently does not intend to change the terms of the offer and does intend to let the offer expire on schedule. At that time the Company expects to purchase all notes properly tendered and not withdrawn.

There is a substantial probability that the Company will continue to be out of compliance with the listing standards and may be subject to delisting of its securities from the NASDAQ National Market. Delisting could cause the Company's common stock to be deemed a penny stock and therefore be subject to rules that impose additional sales practices on broker-dealers who sell the Company's securities. As a result some broker-dealers may be unwilling to effect transactions in penny stocks. Any such delisting would have an adverse effect on the liquidity of the Company's common stock and the shareholders' ability to sell their common stock.

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ABOUT VENTRO
Ventro is a technology and service provider to B2B marketplaces. Ventro offers a variety of products and services through its complete marketplace solution that take online B2B marketplaces from concept to liquidity. Ventro marketplaces include BroadlaneTM, Industria SolutionsTM, Amphire SolutionsTM and MarketMileTM. For more information about Ventro, visit www.ventro.com.

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"Safe Harbor"' Statement under the Private Securities Litigation Reform Act of
1995: Statements in this press release regarding Ventro's business and future plans which are not historical facts are "forward-looking statements" that involve risks and uncertainties. These potential risks and uncertainties could cause actual results and events to differ from those contained in the forward-looking statements and include, without limitation, Ventro's ability to prove its business model, generate revenues and gain operating efficiencies, its history of losses, its high debt level, its ability to hire and retain key personnel, its reliance on the technology of others, the possible delisting of our common stock, the amount of bonds tendered and purchased in the offer and its estimates of operating results. These and other risk factors are described in detail in the company's filings with the Securities and Exchange Commission.


FOR ADDITIONAL INFORMATION:

FOR MEDIA INQUIRIES:                         FOR VENTRO INVESTOR INQUIRIES:
Ann O'Leary                                  Mary Magnani
Ventro Corporation                           Thomson Financial/Carson
650/567-8808                                 415/617-2542
Aoleary@ventro.com


Lisa Beyer                                   FOR BONDHOLDER INQUIRIES:
Schwartz Communications                      MORGAN STANLEY DEAN WITTER
415/512-0770                                 650/234-5794
lisab@schwartz-pr.com